UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/27/2010

Dick's Sporting Goods, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31463

Delaware	16-1241537
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

345 Court Street
Coraopolis, PA 15108
(Address of principal executive offices, including zip code)

724-273-3400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 27, 2010, Dick's Sporting Goods, Inc. (NYSE: DKS) (the "Company") entered into the Tenth Amendment (the "Amendment") to the Second Amended and Restated Credit Agreement, dated July 28, 2004 (as amended, the "Credit Agreement"), among the Company, certain of its wholly-owned subsidiaries as the other loan parties signatory thereto, certain lenders party thereto and General Electric Capital Corporation as agent for the lenders party thereto (the "Agent"), Citizen's Bank of Pennsylvania and National City Business Credit, Inc. as Co-Documentation Agents, Bank of America, N.A. and Wachovia Bank, National Association as Co-Syndication Agents, and GE Capital Markets, Inc. as Lead Arranger and Sole Bookrunner.

Among other things, the Amendment revises existing covenants or otherwise amends the Credit Agreement to: (i) permit the incurrence of unlimited capital lease obligations and indebtedness, and liens associated therewith, for the purpose of financing the acquisition or improvement of any fixed or capital assets, including but not limited to financing construction of new stores and buildings adjacent to new or existing stores on land purchased for the sole purpose of constructing a store, and permit the assumption of indebtedness in connection with the acquisition of any such assets; (ii) increase the Company's ability to incur unsecured indebtedness from $20 million to $200 million in the aggregate outstanding at any time; (iii) permit the entrance into synthetic lease transactions and related guarantees for the purpose of financing new stores, provided that each such transaction is for a period of at least five years or otherwise satisfactory to Agent, no default under the Credit Agreement has occurred and is continuing both before and after giving effect to the transaction, the Company does not become obligated (but may have an option) under the terms of the synthetic lease to purchase the subject property, and the amount of certain obligations relating to such transactions does not exceed $50 million in the aggregate during any fiscal year and $250 million in the aggregate at any time; (iv) allow for the making of unsecured guarantees in the ordinary course of business in connection with sporting events sponsored by the Company; (v) permit the Company to make cash or common stock dividends to its stockholders, provided that no default under the Credit Agreement has occurred and is continuing both before and after giving effect to the dividend and excess availability under the Credit Agreement is greater than 20% of the aggregate revolving credit commitment; (vi) increase from $5 million to $50 million the amount of indebtedness incurred other than under the Credit Agreement that, if defaulted upon, would trigger a cross-default under the Credit Agreement; (vii) provide that cash equivalents and permitted investments will not be subject to a lien of the Agent for the benefit of the lenders if there are no amounts outstanding under the Credit Agreement, or if there are amounts outstanding under the Credit Agreement, then certain amounts of cash equivalents and/or permitted investments will not be subject to a lien of the Agent (up to $50 million if excess availability under the Credit Agreement is greater than 50% of the lesser of the aggregate revolving credit commitment and the borrowing base, or up to $25 million if excess availability is less than 50% of such lesser amount); (viii) permit (x) loans or advances to employees for travel, entertainment or relocation in the ordinary course of business up to $15 million in the aggregate outstanding at any time, (y) investments in the Company's foreign subsidiaries not to exceed $25 million in the aggregate outstanding at any time and (z) any other investments in joint ventures or domestic subsidiaries of the Company that are not loan parties not to exceed $25 million in the aggregate outstanding at any time (which cap on such investments in joint ventures or domestic subsidiaries will not apply if excess availability under the Credit Agreement exceeds 20% of the aggregate revolving credit commitment), in each case provided that no default has occurred and is continuing both before and after giving effect to the transaction; (ix) include all regular cash dividends payable by the Company during the applicable period in the calculation of the Fixed Charge Coverage Ratio with respect to such period; (x) revise the definition of Permitted Investments to conform with the Company's current investment policy; (xi) clarify the obligations and responsibilities of the parties to the Credit Agreement in the event that one or more of the lending parties fails to fund any payments required under the Credit Agreement or provides other evidence of its potential inability to satisfy its obligations and responsibilities under the Credit Agreement; and (xii) revise and add various definitions to conform with the foregoing and other revisions set forth in the Amendment.

Certain of the lenders under the Credit Agreement and their affiliates have from time to time provided financial services to the Company or its affiliates, for which they received customary fees and commissions. The lenders under the Credit Agreement and/or their affiliates may provide similar or other services to the Company or its affiliates from time to time in the future.

The foregoing summary is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1        Tenth Amendment, dated as of September 27, 2010, to the Second Amended and Restated Credit Agreement, dated as of July 28, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dick's Sporting Goods, Inc.

Date: October 01, 2010	By:	/s/ Timothy E. Kullman
Timothy E. Kullman
Executive Vice President, Finance, Administration and Chief Financial Officer